Management Entrustment Agreement

Management Entrustment Agreement

This Agreement is made and entered into on May 9th, 2011 in Tianjin, China, by and between the following parties:

Party A: Zhuolu Jinxin Mining Co., Ltd.

Registered business address: Chunshugou Village, Luanzhuang Town, Zhuolu County, Hebei Province

Party B: Zhangjiakou Tongda Mining Technologies Service Co., Ltd.

Registered business address: Tianyang Residence Community, Qiaodong District, Zhangjiakou City, Hebei Province.

WHEREAS:

1. Party A is a corporation registered with Zhuolu Administration for Industry & Commerce in Hebei Province and validly existing in the territory of the PRC pursuant to the laws of the PRC with business license registration number: 130731000000165.

2. Party B is a wholly foreign-owned enterprise which has been duly organized and registered with Zhangjiakou Administration for Industry & Commerce in Hebei Province and validly existing under the laws of the PRC, with business license registration number: 130700400001670.

3. In order to let Party B have actual control of Party A, Party A intends to irrevocably entrust to Party B for its management the right of operation management of Party A and the responsibilities and authorities of the shareholders and the Board of Directors of Party A.

4. Party B agrees to accept the entrustment of Party A, and to exercise the right of operation management of Party A and the responsibilities and authorities of the shareholders and the Board of Directors of Party A.

5. Party A has obtained the approval of its shareholders to enter into this Agreement.

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Management Entrustment Agreement

NOW, THEREFORE, through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of the People’s Republic of China, the parties agree to enter into this Agreement and to be bound with the terms and conditions as follows:

Article 1    Management Entrustment

1.1   Entrusted Operation

Party A agrees to irrevocably entrust the right of operation management of Party A and the responsibilities and authorities of Party A’s investor, shareholders and the Board of Directors to Party B in accordance with the terms and conditions of this Agreement.  Party B agrees to exercise the aforesaid rights and responsibilities in accordance with the terms and conditions of this Agreement. All the shareholders of Party A issued Power of Attorney (“Power of Attorney”) to Party B by on the same day as this Agreement.  Except that this Agreement terminates, the aforesaid entrustment shall be irrevocable.

1.2   Term of Entrusted Operation

1.2.1
This Agreement is executed on the date first above written and shall take effect as of such date (such day, the “Effective Date”), and subject to the termination provisions of Sections 1.2.2. and 1.2.3 below (collectively, the “Early Termination Provisions”), shall continue in effect until the thirtieth anniversary of the Effective Date (the “Initial Term”); provided, that if this Agreement has not been terminated prior to the end of the Initial Term or a Renewal Term (as the case may be) in accordance with the Early Termination Provisions, the term of this Agreement automatically and without any action of any party shall be extended for additional successive ten year periods thereafter (each a “Renewal Term”), unless not less than 30 days prior to the end of the Initial Term or any Renewal Term Party B notifies Party A in writing that this Agreement shall terminate at the end of the Initial Term or that Renewal Term, as the case may be.  In no event shall Party A have the right to unilaterally terminate this Agreement.  Anything to the contrary in the foregoing notwithstanding, upon the occurrence of the events set forth below this Agreement shall terminate on the date specified:

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Management Entrustment Agreement

1.2.2	the day when the Agreement is terminated by Party B in its sole and absolute discretion by the delivery to Party A of a written notice of termination; or

1.2.3	the day when Party B completes the acquisition of all the assets or at least 51% of the equity interests of Party A.

1.3   Purpose of Entrusted Operation

Party B shall fully manage the operation activities of Party A as its exclusive managing consultant and provide Party A with exclusive technical support for Party A. Party B shall perform the responsibilities and rights of Party A’s shareholders and the Board of Directors. Party A shall pay its profit (if any) to Party B and Party B shall be responsible to Party A’s loss (if any).  During the term of the entrusted operation, Party B, as the entrusted manager, shall provide full management to Party A’s operations.

1.4   Content of Entrusted Operation

As of the day when this Agreement comes into effect, Party B shall be in charge of all aspects of party A’s operations. The contents of the entrusted operation shall include but not limited to major decision right management, capital management, financial management, assets management, human resource management, daily operation management and technical support. For Party B’s operation decision for the operation management of Party A, Party A shall unconditionally provide necessary assistance.

1.4.1 Major Decision Right Management

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Management Entrustment Agreement

(1)
Pursuant to Power of Attorney issued by the shareholders of Party A on the same day as this Agreement (“Power of Attorney”), Party B shall have the right to participate in the shareholder’s meeting of Party A, vote on the matters proposed at the meeting, suggest the holding of temporary shareholders’ meeting as the agent of the shareholders of Party A, and have other shareholders’ voting rights as stipulated in the Articles of Association of Party A and the Companies Law of the PRC. Party B shall also have the right to make the following major decisions:

a)	to decide the operation plan and investment scheme for Party A;

b)	to discuss and approve the reports of the Board of Directors and the supervisor;

c)	to discuss and approve the annual financial budget and settlement plan;

d)	to discuss approve the profit distribution plan and the loss compensation plan;

e)
within the authorization of the shareholder’s meeting, to decide such matters of Party A as investment, assets purchase or sale, assets mortgage, external guarantee, assets management and related party transaction;

f)	to resolve on the increase or decrease of the registered capital;

g)	to resolve on the issuance of the corporate bond;

h)	to resolve on the matters including merger, division, change of corporate form, dissolution and liquidation of the company;

i)	to amend the articles of association;

j)	to retain or replace the Certified Public Accounting (“CPA”) firm providing auditing service for Party A.

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Management Entrustment Agreement

(2)	Party B shall have the right to designate candidates of the directors and supervisor of Party A.

(3)
Party B shall have the right to prepare the scheme to purchase or repurchase the shares of Party A, the scheme of reorganization and the scheme to go public for Party A; Party A should make sure that the shareholders of Party A shall agree such schemes and go through the necessary legal procedures to complete said schemes.

1.4.2 Capital Management

Party B shall manage and control all funds of Party A. Party A shall open or appoint a management account for its funds (“Management Account”) and Party B shall be responsible for and have the right in deciding the inward and outward remittance of its funds. The seals affixed to such account shall be that of the person appointed and confirmed by Party B. As of the day when this Agreement comes into effect, all cashes of Party A, including but not limited to revenues from sales, existing working capitals, collecting of receivables, and all payables and operating expenses, employees’ salaries and compensations and assets acquisition, must be saved and transacted in this Management Account.

1.4.3 Financial Management

(1)	Party B shall establish the financial and accounting system of Party A pursuant to the applicable laws of the PRC.

(2)	Party B shall submit annual budget and settlement scheme to the shareholders of Party A.

(3)
Party B shall on a quarterly basis file financial statements to the shareholders of Party A, and prepare the annual financial statements of Party A within one hundred and twenty (120) days after the end of each fiscal year, and provide them to the shareholders after they are audited by the CAP firm.

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Management Entrustment Agreement

1.4.4 Assets Management

(1)
Party A shall deliver the list of all its assets on March 31, 2011 (“Base Date”) to Party B, within 5 days after the effective date of this Agreement and undertake it has no action adversely affecting such assets after the Base Date and before the execution of this Agreement.  Party B has the right to use such assets for the necessary operation scope.

(2)
Within the term of the entrusted operation, Party A shall not transfer the assets of Party A or reduce their value, unless otherwise arising in the ordinary course of business of Party A and obtaining approval from Party B.

1.4.5 Human Resource Management (“HR Management”)

(1)	Party B have the right to decide the setup of the internal governance structure of Party A;

(2)	Party B shall have the right to decide all matters in relation to HR of Party A, including but not limited to the employment, removal, staffing and remuneration of senior officers.

(3)	Within the term of the entrusted operation, Party B shall continue to perform the labor contracts signed by Party A and its employees according to the PRC labor laws.

1.4.6  Daily Operation Management  and Technical Support

(1)	Party B shall have the right to decide all daily production and sales arrangements of Party A such as the production scale, product category, sales strategy and execution of operating contracts.

(2)	Party B undertakes to make full use of its existing advanced methods of management and technologies, to improve product quality, broaden sales channels, reduce product cost and operating expenses.

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Management Entrustment Agreement

1.5   Entrustment Fee

1.5.1
In consideration of the services to be provided by Party B, Party A shall pay to Party B each quarter a management consulting fee equal to all pre-tax profits, if any, of Party A for that quarter (such pre-tax profits are referred to herein as the “Profits”).

1.5.2
Such fees that Party A shall pay (or cause to be paid) to Party B are to be paid in the following manner: during the term of this Agreement: the Profits for each quarter shall be computed no later than 45 days after the end of each quarter, except that in the case of the final quarter of a fiscal year the period for calculating the Profits shall be 90 days.  Once such computation is completed, but in all events within 45 days of the end of each fiscal quarter (90 days in the case of the fourth quarter), 100% of all Profits for that quarter shall be paid to Party B.  If the Profits for any quarter are zero or negative, meaning that Party A had a loss for such quarter, Party A will not pay Party B a management consulting fee for that quarter, and any loss for a quarter shall be deducted from the management consulting fee for the following quarters; provided further, if at any time Party A shall request that Party B pay to it the amount of any loss that has not been offset against a Profit, Party B will do so within thirty days of such request.

1.5.3
Should Party A fail to pay all or any part of the fees due to Party B under this Agreement within the time stipulated, Party A shall pay to Party B interest on the amount overdue based at an adjustable rate equal to the three (3) month lending rate for RMB announced from time to time by the People’s Bank of China from the date due until the date paid in full.

1.5.4
Following the end of each fiscal year of Party A, the parties shall conduct an  examination and verification of the management consulting fees paid by Party A based upon the Profits of Party A for each of the quarters during such fiscal year as confirmed by the audit report by the CPA firm retained by Party A and make appropriate adjustments within fifteen (15) business days following the issuance of such audit report, so that any overcharge will be refunded or any deficiency will be compensated for. Party A covenants and warrants to Party B that it will provide all necessary materials and assistance to such CPA firm and cause the preparation and issuance to the parties of the foregoing audit report by such CPA firm within ninety (90) days following the end of each fiscal year of Party.

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1.6   Assumption of the Entrustment Risk

Party B shall assume all the operation risks in association with the management of Party A entrusted to it.  Party B shall be responsible for any loss incurred to Party A’s operation.  If Party A’s cash is not enough to pay its debt, Party B is liable to pay the debt; if the loss leads to Party A’s net asset less than the total contribution of Party A’s all shareholders (i.e. paid-in capital), Party B shall be liable to make up for the deficiency.

Article 2    Rights and Obligations of the Parties A

During the term of the entrusted operation, the rights and obligations of Party A shall include:

(1)
After the execution of this Agreement, the management of Party A shall be handed over to Party B. Party A shall, within 5 days after the effective date of this Agreement, deliver Party A’s business data, personal archives, business licenses, seals, financial records, legal title certificates and other relevant documentation to Party B or representative authorized by Party B, in order to guarantee Party B to execute its operation responsibilities.

(2)
During the term of the entrusted operation, without Party B’s consent, Party A and its shareholders and the Board of Directors shall not make any decision on Party A’s operations, and they shall not intervene with Party B’s entrusted management activities in any form;

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Management Entrustment Agreement

(3)
During the term of the entrusted operation, Party A’s Board of directors shall have  the obligation to cooperate with Party B in accordance with Party B’s request to ensure the stability and consistency of the operation;

(4)	To entrust the authorities of the shareholders and the Board of Directors to Party B;

(5)	To timely pay the entrustment fee to Party B;

(6)	Without Party B’s consent, Party A shall not entrust any third party other than Party B in any form to manage Party A’s businesses;

(7)	The Board of Directors and shareholders of Party A shall issue necessary documents for the purpose of accomplishing the management by Party B;

(8)	Party A shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises and licenses;

(9)	Party A shall actively assist Party B in transacting foreign merger formalities provided that doing so is permitted by the laws of the PRC;

(10)	Party A shall not unilaterally early terminate this Agreement for any reason.

(11)	Other rights and obligations of Party A provided under this Agreement.

Article 3    Negative Covenants

Party A covenants and agrees that, during the term of this Agreement, without the prior written consent of Party B:

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(1)	Party A will not issue, purchase or redeem any equity securities of Party A;

(2)
Party A will not create, incur, assume or suffer to exist any liens upon or with respect to any property or assets of Party A whether now owned or hereafter acquired, provided that the provisions of this subsection shall not prevent the creation, incurrence, assumption or existence of:

a)	liens for taxes not yet due, or liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

b)
liens in respect of property or assets of Party A imposed by the laws of the PRC, which were incurred in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Party A or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such lien.

(3)
Party A will not liquidate ,dissolve or  terminate its operations or enter into any transactions of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any person, except that (i) Party A may make sales of inventory in the ordinary course of business; and (ii) Party A may, in the ordinary course of business, sell equipment which is uneconomic or obsolete;

(4)
Party A will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Party A with respect to its capital stock), or set aside any funds for any of the foregoing purposes;

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(5)
Party A will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit inclined by Party A in the ordinary course of business, which are to be repaid in full not longer than one year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Party A;

(6)
Party A will not lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person, except that Party A may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(7)
Party A will not enter into any transactions or series of related transactions, whether or not in the ordinary course of business, with any affiliates of Party A, other than on terms and conditions substantially as favorable to Party A as would be obtainable by Party A at the time in a comparable arm’s-length transaction with a person other than an affiliate and with the prior written consent of Party B;

(8)
Party A will not make any expenditures for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles in the PRC or in the United States) in excess of US $1,000,000, without the prior written consent of Party B; and

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(9)
Party A will not: (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any existing indebtedness; (ii) amend or modify, or permit the amendment or modification of, any provision of any existing indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing; or (iii) amend, modify or change its Article of Association or Business License, or any agreement entered into by it, with respect to its shares, or enter into any new agreement with respect to its shares.

Article 4    Rights and Obligations of the Parties B

During the term of the entrusted operation, the rights and obligations of Party B shall include:

(1)	Party B shall enjoy independent and comprehensive management right over Party A’s operations;

(2)	Party B shall have the right to adjust the organizational structure and the personnel placement of Party A based on the needs of the management;

(3)	Party B shall have the right to dispose of all the assets of Party A, and Party B can dispose of any of the aforesaid assets without any prior consent of Party A;

(4)	Party B shall be entitled to entrustment fees in accordance with this Agreement.

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(5)
Party B shall carry out all the responsibilities and rights entrusted to it under this Agreement in good faith, and shall pay reasonable attention to the entrusted matters and notify Party A timely of relevant matters;

(6)	Party B shall act in good faith and consult with Party A in regards to the handling of matters covered by this Agreement;

(7)	Other obligations shall be performed by Party B under this Agreement.

Article 5    Warranties and Representations

5.1    Party A has stated to Party B and Party B has knowledge of the following circumstances:

(1)
Party A has an iron ore concentrate production line with an annual capacity of 300,000 tons and associated plant and office building (hereinafter collectively referred to as "production facilities") , which  was put into trial production from March to September 2010. Party A successively obtained temporary manufacturing licenses for metallurgical mineral production license of Zhangjiakou City on March 22, 2009, March 23, 2010 and January 1, 2011, respectively.  The valid period of the latest one is one year.

Party A leased both the land occupied by production facilities and also the land around it (hereinafter referred to as "the land "collectively), with a total of 15.80 hectares. This lease was agreed and confirmed by the local villagers committee, and was subject to relevant agreements between and among Party A and the local township government. Pursuant to such agreements: the lease term was from December 30, 2006 to December 30, 2026; the rent was RMB 76,000 Yuan per hectare, which should be paid by two installments; Party A should pay a annual service fee to the local township government, with RMB 50,000 Yuan for the first year , RMB20,000Yuan from the second year to the tenth year, RMB30,000 Yuan from the eleventh year to the twentieth year; if the lease agreements can’t be fulfilled  due to the governments at a higher level or state policy adjustments, the lease agreements would terminate correspondingly and the local township government would not bear any economic liabilities.

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Management Entrustment Agreement

The land occupied by Party A’s production facilities is for construction. According to Chinese laws and regulations related to land management, only the state-owned land can be used for construction.  The land occupied by Party A’s production facilities is still owned collectively by local villagers at present and only could  be used by Party A for construction after it is changed to state-owned land through acquisition by the local government  firstly and Party A wins the bid of the land. The land occupied by Party A’s production facilities has been listed in the overall plan for land utilization of Zhangjiakou City as the land to be used for construction. Whereas Party A has not acquired the state-owned land use right at present, the corresponding legal effects include but not limited to: (i) some mandatory administrative licenses for Party A’s iron ore concentrate project have not been granted; (ii) the houses such plants, office building and others shall be subject to limitations in case of transfer or mortgage.

(2)
The local county government has commissioned a qualified provincial mineral resources exploration agency (“the Agency”) to carry out a geological survey of ultra-poor magnetite around Party A’s production facilities, covering an area about  5.73KM2. Pursuant to the commission agreement, the local county government shall pay geological survey fees ("Survey fee", which has been already paid); the Agency would obtain mineral exploration right in its own name ("Geological Survey Certificate”: No. D13020100600001085; valid period: from June 18, 2010 to June 18, 2013); if the search results meet the establishment conditions of mining rights, the mining rights will belong to the local county government ("the mining rights"); the local county government will adopt an open tender to sell the mining rights.

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Party A entered an agreement with the local county government, pursuant to which: Party A shall bear geological survey fees (which has already been paid); when the local county government invites a public bidding for the mining rights, Party A will have the right to enter a bid; if Party A wins the bid, party A shall pay the transfer price of the mining rights (geological survey fees already paid will be regarded as part of the transfer price); if Party A doesn’t win the bid, the local county government will return Party A the geological survey fees, and undertake to coordinate the winning bidder to give Party A priority  under the same conditions to purchase iron ores under the mining rights

Party A has informed Party B: Party A shall purchase iron ores as materials from outside prior to acquiring the mining rights. The iron ores used during the trial production came from the construction of the production facilities and roads, which was approved by the local mineral authorities.

Party A has informed Party B: If the search results of geological survey do not meet the conditions for the establishment of mining rights, or Party A does not win the bid for the mining right in the tender and could not purchase iron ores from the winning bidder with a reasonable price, or ore reserves or ore grade does not fully meet the demands of Party A even if Party A wins the bid or reach an agreement with the winning bidder, Party A shall purchase iron ores as materials from other areas.

(3)
Party A undertakes to assist Party B and coordinate the local governments at various levels during the period of the entrusted operation to acquire the mining license(s) in relation to the areas around the production facilities, the state-owned land use right occupied by the production facilities, and to go through the relevant lacking legal procedures of the production facilities according to Chinese laws. If Party A's own capital is not sufficient to pay the relating consideration or expenses, Party B shall be responsible for the shortage.

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5.2    Each party shall warrant and represent to the other party, on the execution day of this Agreement, that:

(1)	Each party shall have the right to enter into this Agreement, and the ability to perform this Agreement;

(2)	In order to execute and perform this Agreement, each party has gone through the necessary internal decision-making procedures and obtained the approval;

(3)	Each party has duly authorized its representative to execute this Agreement;

(4)	Each party shall not have any reason of its own that will encumber the effectiveness of this Agreement from the effective date and become binding on such party;

(5)	The execution of this Agreement and the performance of the obligations hereunder will NOT:

a)	violate the business license, articles of association or any other similar documents of that party;

b)	violate the laws and regulations of China or the government authorization or permit;

c)	violate any other contracts or agreements to which that party is a party (or is bound), or lead to that party’s breach of contract under such contracts or agreements.

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Article 6   Effect of the Agreement

This Agreement shall be valid upon the subscription of both parties’ legal representatives or duly authorized representatives and the affixture of both parties’ corporate seals.

Article 7   Liability of Beach of the Agreement

After the effectiveness of this Agreement, apart from the situation described in Article 8 of this Agreement, either party’s violation of any provisions under this Agreement shall constitute a breach of this Agreement and thus be liable to compensate the non-breaching party for any damages that may arise thereof.

Article 8   Force Majeure

Either party’s failure to perform the obligations or part of the obligations of this Agreement due to a force majeure event shall not be deemed as a breach of the agreement; however, the non-performing party shall timely provide effective evidence of the force majeure event to the other party, and the parties shall discuss a settlement plan through consultation.

Article 9   The Governing Law

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws and regulations of China.

Article 10  Dispute Resolution

Any dispute arising under this Agreement shall be first settled by the parties through friendly consultation.   If the negotiation fails within 45 days, either party  is entitled to submit the dispute to the China international Economic and Trade Arbitration Commission (“CIETAC”) in Beijing for arbitration which shall be conducted in accordance with the Commission's arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

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Article 11  Confidentiality

11.1
The parties agree and shall cause their relevant personnel to keep strict confidence of all the terms and conditions of this Agreement and all the matters of the entrusted operation that have access to. They shall not disclose the aforesaid information to any third party unless it is required by the explicit provision of law, or the instruction of judicial or governmental agencies or with consent of the other party, otherwise, the disclosing party shall bear the relevant legal consequences.

11.2	The confidentiality obligation of the parties shall survive the termination of this Agreement.

Article 12  Severability of the Clauses

12.1
If any clause of this Agreement is invalidated or non-enforceable due to the provisions of laws or regulations, this clause is invalid while all other clauses shall remain in full force and effect and binding upon both parties.

12.2	In the event the aforesaid situation occurs, the parties shall, through friendly consultation, agree upon supplemental clause to replace the invalid clause at their earliest possible time.

Article 13  Non-waiver of Rights

13.1	If one party fails or delays to exercise a certain right provided under this Agreement, such failure or delay shall not constitute the waiver of such right by that party.

13.2
If one party fails to require the other party to perform a certain obligation provided under this Agreement, such failure shall not constitute the waiver by that party of the right to require the other party to perform at a later time.

13.3
If one party violates any clause of this Agreement and obtains a waiver of liability from the non-violating party, such waiver shall not constitute the waiver of liability by the non-violation party over the violations by the other party at a later time or of other clauses of this Agreement.

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Article 14  No Transfer

Unless otherwise provided in this Agreement, without the prior written consent of the other party, one party shall not transfer or entrust this Agreement or any right or obligation under this Agreement to a third party, nor shall one party provide any guarantee to a third party or do other similar things.

Article 15  Miscellaneous

15.1
Any supplemental agreements entered into by the parties after the effective date of this Agreement shall be an effective part of this Agreement and have the same legal effect as this Agreement.  If there is any discrepancy between the supplemental agreement and this Agreement, the supplemental agreement shall prevail.

15.2	This Agreement is written both in Chinese and English; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

15.3
This Agreement shall be executed in four counterparts; each party holds one and the rest are used for the transaction of related formalities.  Each of the copies shall be deemed as the original one and has the same effect.

[The remainder of this page is intentionally left blank.]

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Management Entrustment Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement specified on the first page of this Agreement.

Party A: Zhuolu Jinxin Mining Co., Ltd.(seal)
Legal Representative or Authorized Representative (signature):  /s/ Jiazhen Liu

Party B: Zhangjiakou Tongda Mining Technologies Service Co., Ltd.(seal)
Legal Representative or Authorized Representative (signature): /s/ Jiazhen Liu

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Management Entrustment Agreement

Statement

Date: May 9th, 2011

I agree that Zhuolu Jinxin Mining Co., Ltd. signs the Management Entrustment Agreement with Zhangjiakou Tongda Mining Technologies Service Co., Ltd., which irrevocably entrusts Zhangjiakou Tongda Mining Technologies Service Co., Ltd. for its management the right of operation management of Zhuolu Jinxin Mining Co., Ltd. and the right from me according to the laws and the Articles of Association of Zhuolu Jinxin Mining Co., Ltd.

Stated by :

Jiazhen Liu (ID No.120102196305211080):
Changqing Han (ID No. 120103196501136125):
Jianxin Wei (ID No.130102197010052138):
Xia Wang (ID No.120106196301100522):
Ying Li (ID No.12010219610517107X):
Jiaqi Liu (ID No.120102195905141077):
Jianhua Zhang (ID No.120101196112195014):
Junyan Tian (ID No.120102195502161161):
Fengqin Ji (ID No.120105194510092121):
Lixin Shi (ID No.132928197402226028):
Huiqin Wang (ID No.120104195512061829):
Wenyan Yang (ID No.120222196411287020):
Dengwei Gao (ID No.120105195401094229):
Shaofeng Han (ID No.120112196402271643):
Yuqin Wei (ID No.120223197107061669):

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